Exhibit 23.2

To Whom It May Concern:

We consent to the inclusion in the Registration Statement on Form S-1 of Banzai International, Inc. (the “Registrant”) of our audit report dated March 31, 2026, except for Note 1 (stock split adjustment), as to which the date is June 4, 2026 relating to the consolidated financial statements of Banzai International, Inc. as of December 31, 2025 and for the year then ended.

We also consent to the inclusion of the split-adjusted per-share data (including earnings per share, common shares outstanding, and other per-share amounts) for the years ended December 31, 2025 and December 31, 2024, which has been retrospectively adjusted to give effect to the 1-for-20 reverse stock split of the Registrant’s Class A and Class B common stock effective May 8, 2026. With respect to the December 31, 2024 split-adjusted per-share data included in the Registration Statement, we consent to our name being referenced in connection with the retrospective split-adjustment calculation applied to the per-share amounts for the year ended December 31, 2024, as presented in the financial statements included in the Registration Statement. We do not assume responsibility for the underlying financial statements for the year ended December 31, 2024 or the audit opinion thereon expressed by the predecessor auditors, and our consent is limited solely to the reverse stock split adjustment impact on the per-share data for that period.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

June 04, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com